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                                                                   EXHIBIT 10.12

                        REINSTATEMENT PREMIUM PROTECTION
                              REINSURANCE CONTRACT
                             EFFECTIVE: JULY 1, 2004

                                    issued to

                         Philadelphia Insurance Company
                            Bala Cynwyd, Pennsylvania
                    Philadelphia Indemnity Insurance Company
                            Bala Cynwyd, Pennsylvania
                                       and
                    any and all other companies which are now
                   or may hereafter become member companies of
                        Philadelphia Insurance Companies

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                                TABLE OF CONTENTS

ARTICLE                                                                                                   PAGE
    I         Coverage                                                                                      1

   II         Term                                                                                          1

  III         Concurrency of Conditions                                                                     2

   IV         Premium                                                                                       2

    V         Loss Notices and Settlements                                                                  2

   VI         Late Payments                                                                                 2

  VII         Offset (BRMA 36D)                                                                             4

 VIII         Access to Records (BRMA 1D)                                                                   4

   IX         Errors And Omissions (BRMA 14F)                                                               4

    X         Currency (BRMA 12A)                                                                           4

   XI         Taxes (BRMA 50C)                                                                              4

  XII         Federal Excise Tax (BRMA 17A)                                                                 5

 XIII         Unauthorized Reinsurers                                                                       5

  XIV         Insolvency                                                                                    6

   XV         Arbitration                                                                                   7

  XVI         Service of Suit                                                                               8

 XVII         Agency Agreement                                                                              8

XVIII         Governing Law                                                                                 9

  XIX         Confidentiality                                                                               9

   XX         Severability                                                                                  9

  XXI         Intermediary (BRMA 23A)                                                                       9

              Schedule A

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                        REINSTATEMENT PREMIUM PROTECTION
                              REINSURANCE CONTRACT
                             EFFECTIVE: JULY 1, 2004

                                    issued to

                         Philadelphia Insurance Company
                            Bala Cynwyd, Pennsylvania
                    Philadelphia Indemnity Insurance Company
                            Bala Cynwyd, Pennsylvania
                                       and
                    any and all other companies which are now
                   or may hereafter become member companies of
                        Philadelphia Insurance Companies
             (hereinafter referred to collectively as the "Company")

                                       by

                   The Subscribing Reinsurer(s) Executing the
                     Interests and Liabilities Agreement(s)
                                 Attached Hereto
                  (hereinafter referred to as the "Reinsurer")

ARTICLE I - COVERAGE

By this Contract the Reinsurer agrees to indemnify the Company for 100% of any reinstatement premium which the Company pays or becomes liable to pay as a result of loss occurrences commencing during the term of this Contract under the provisions of the Company's Underlying Excess Catastrophe Reinsurance Contract, effective July 1, 2004 and Excess Catastrophe Reinsurance Contract, effective June 1, 2004 (hereinafter referred to as the "Underlying Contracts" and described in Schedule A attached to and forming part of this Contract), subject to the terms and conditions set forth herein. However, the liability of the Reinsurer shall not exceed $9,165,000 during the term of this Contract.

ARTICLE II - TERM

A. This Contract shall become effective on July 1, 2004, with respect to reinstatement premium payable by the Company under the provisions of the Underlying Contracts as a result of losses arising out of loss occurrences commencing on or after that date, and shall remain in force until May 31, 2005, both days inclusive.

B. If this Contract expires while a loss occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

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ARTICLE III - CONCURRENCY OF CONDITIONS

A. It is agreed that this Contract will follow the terms, conditions, exclusions, definitions, warranties and settlements of the Company under the Underlying Contracts which are not inconsistent with the provisions of this Contract.

B. The Company shall advise the Reinsurer of any material changes in the Underlying Contracts which may affect the liability of the Reinsurer under this Contract.

ARTICLE IV - PREMIUM

A. As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer the following:

      1. As respects the Underlying Excess Catastrophe Reinsurance Contract, effective July 1, 2004, $319,410; and

      2. As respects the Excess Catastrophe Reinsurance Contract, effective June 1, 2004, $420,000 for the first excess layer, $331,250 for the second excess layer, $133,000 for the third excess layer and $103,000 for the Fourth layer.

B. The Company shall pay the Reinsurer the sum of the amounts set forth in subparagraphs 1 and 2 of paragraph A above in four equal installments of $326,665 on July 1, September 1 and December 1 of 2004 and March 1, 2005.

ARTICLE V - LOSS NOTICES AND SETTLEMENTS

A. Whenever reinstatement premium settlements made by the Company under the Underlying Contracts appear likely to result in a claim hereunder, the Company shall notify the Reinsurer. The Company will advise the Reinsurer of all subsequent developments relating to such claims that, in the opinion of the Company, may materially affect the position of the Reinsurer.

B. All reinstatement premium settlements made by the Company under the Underlying Contracts, provided they are within the terms of the Underlying Contracts and within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

ARTICLE VI - LATE PAYMENTS

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in Article XXI (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest

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      penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

      1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser, times

      2. 1/365ths of the six-month United States Treasury Bill Rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

      3.    The amount past due, including accrued interest.

      It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

      1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

      2. Any claim or loss payment due the Company hereunder shall be deemed due 10 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

       3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 business days following transmittal of written notification that the provisions of this Article have been invoked.

      For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other

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      party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

ARTICLE VII - OFFSET (BRMA 36D)

The Company and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums, claims and losses, loss expenses or salvages due from one party to the other under this Contract; provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable statutes and regulations.

ARTICLE VIII - ACCESS TO RECORDS (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

ARTICLE IX - ERRORS AND OMISSIONS (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE X - CURRENCY (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE XI - TAXES (BRMA 50C)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America, the District of Columbia or Canada.

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ARTICLE XII - FEDERAL EXCISE TAX (BRMA 17A)

(Applicable to those reinsurers, excepting Underwriters at Lloyd's London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

ARTICLE XIII - UNAUTHORIZED REINSURERS

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund, on or before December 31, 2004, its share of the Company's ceded United States outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the Underlying Contracts but not yet recovered from the Reinsurer, plus the Company's reserves for reinstatement premiums due under the Underlying Contracts, if any) by:

      1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

      2.    Escrow accounts for the benefit of the Company; and/or

      3.    Cash advances;

      if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. If the Reinsurer is unauthorized in any province or jurisdiction of Canada, the Reinsurer agrees to fund, on or before December 31, 2004, 115% of its share of the Company's ceded Canadian outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the Underlying Contracts but not yet recovered from the Reinsurer, plus the Company's reserves for reinstatement premiums due under the Underlying Contracts, if any) by:

      1. A clean, irrevocable and unconditional letter of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a Canadian bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities, for no more than 15/115ths of the total funding required; and/or

      2.    Cash advances for the remaining balance of the funding required;

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      if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved.

C. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date or longer where required by insurance regulatory authorities. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

       1. To reimburse itself for the Reinsurer's share of reinstatement premiums paid by the Company under the terms of the Underlying Contracts, unless paid in cash by the Reinsurer;

       2. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

       3. To fund a cash account in an amount equal to the Reinsurer's share of any ceded outstanding loss reserves funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

       4. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded outstanding loss reserves, if so requested by the Reinsurer.

      In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for C(1) or C(3), or in the case of C(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

ARTICLE XIV - INSOLVENCY

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory

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      successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by
      Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

ARTICLE XV - ARBITRATION

A. As a condition precedent to any right of action hereunder, any dispute or difference between the Company and any Reinsurer relating to the interpretation or performance of this Contract, including its formation or validity, or any transaction under this Contract, whether arising before or after termination, shall be submitted to arbitration.

B. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article provided that communication shall be made by the Company to each of the reinsurers constituting the one party, and provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurer under the terms of this Contract from several to joint.

C. Upon written request of any party, each party shall choose an arbitrator and the two chosen shall select a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 30 days after receipt of the written request for arbitration, the requesting party may appoint a second arbitrator. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 days of their appointment, the Company shall petition the American Arbitration Association to appoint the third arbitrator. If the American Arbitration Association fails to appoint the third arbitrator within 30 days after it has been requested to do so, either party may request a justice of a court of general jurisdiction of the state in which the arbitration is to be held to appoint the third arbitrator. All arbitrators shall be active or retired officers of insurance or reinsurance companies, or Lloyd's London Underwriters, and disinterested in the outcome of the arbitration. Each party shall submit its case to the arbitrators within 30 days of the appointment of the third arbitrator.

D. The parties hereby waive all objections to the method of selection of the arbitrators, it being the intention of both sides that all the arbitrators be chosen from those submitted by the parties.

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E.    The arbitrators shall have the power to determine all procedural rules for the holding of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators shall interpret this Contract as an honorable engagement and not as merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitrators may award interest and costs. Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expenses of the third arbitrator and of the arbitration.

F. The decision in writing of the majority of the arbitrators shall be final and binding upon both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. The arbitration shall take place in Bala Cynwyd, Pennsylvania, unless otherwise mutually agreed between the Company and the Reinsurer.

G. This Article shall remain in full force and effect in the event any other provision of this Contract shall be found invalid or non-binding.

H. All time limitations stated in this Article may be amended by mutual consent of the parties, and will be amended automatically to the extent made necessary by any circumstances beyond the control of the parties.

ARTICLE XVI - SERVICE OF SUIT

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities. This
Article is not intended to conflict with or override the parties' obligations to arbitrate their disputes in accordance with Article XV).

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

ARTICLE XVII - AGENCY AGREEMENT

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending

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or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

ARTICLE XVIII - GOVERNING LAW

This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Pennsylvania exclusive of the rules with respect to conflicts of law, except as to rules with respect to credit for reinsurance in which case the applicable rules of all states shall apply.

ARTICLE XIX - CONFIDENTIALITY

The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Company's books, records and papers. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to its statutory auditors, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this Contract or disclosures required upon subpoena or other dully-issued order of a court or other governmental agency or regulatory authority.

ARTICLE XX - SEVERABILITY

If any provision of this Contract should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Contract.

ARTICLE XXI - INTERMEDIARY (BRMA 23A)

Benfield, Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Benfield, Inc. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

IN WITNESS WHEREOF, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Bala Cynwyd, Pennsylvania, this ________ day of _________________ in the year
________.

          ______________________________________________________________________
          Philadelphia Insurance Companies (for and on behalf of the "Company")

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                                   SCHEDULE A

                        REINSTATEMENT PREMIUM PROTECTION
                              REINSURANCE CONTRACT
                             EFFECTIVE: JULY 1, 2004

                                    issued to

                         Philadelphia Insurance Company
                            Bala Cynwyd, Pennsylvania
                    Philadelphia Indemnity Insurance Company
                            Bala Cynwyd, Pennsylvania
                                       and

                    any and all other companies which are now
                   or may hereafter become member companies of
                        Philadelphia Insurance Companies

                              UNDERLYING         FIRST            SECOND            THIRD           FOURTH
                                EXCESS           EXCESS           EXCESS            EXCESS          EXCESS
Company's Retention          $  7,000,000     $ 10,000,000     $ 20,000,000     $ 40,000,000     $ 65,000,000

Reinsurer's Per
Occurrence Limit             $  3,000,000     $ 10,000,000     $ 20,000,000     $ 25,000,000     $ 50,000,000

Reinsurer's Annual Limit     $  6,000,000     $ 20,000,000     $ 40,000,000     $ 50,000,000     $100,000,000

Annual Minimum Premium       $    702,000     $  1,680,000     $  2,000,000     $  1,350,000     $  1,600,000

Premium Rate                        0.457%           1.000%           1.190%           0.810%           0.960%

Annual Deposit Premium       $    877,500     $  2,100,000     $  2,500,000     $  1,687,500     $  2,000,000

Quarterly Deposit Premium    $    219,375     $    525,000     $    625,000     $    421,875     $    500,000

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